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                      SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-15945

                     Central and Southern Holding Company
                  -------------------------------------------
             (Exact name of registrant as specified in its charter)

     150 West Greene Street, Milledgeville, Georgia  31061  (912) 452-5541
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $1.00 per share
                    ---------------------------------------
            (Title of each class of securities covered by this term)

                                     None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]     Rule 12g-4(a)(2)(ii) [ ]     Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(1)(i)  [ ]     Rule 12h-3(b)(2)(ii)   [ ]
     Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(i)(ii) [ ]     Rule 15d-6             [ ]

Approximate number of holders of records as of the certification or notice date: one (1)
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Pursuant to the requirements of the Securities Exchange Act of 1934, Central and
Southern Holding Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 CENTRAL AND SOUTHERN HOLDING
                                 COMPANY


DATE: June 23, 1997              By: /s/ Robert C. Oliver
                                    ---------------------------------------
                                    Robert C. Oliver, President